Exhibit 99.1

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

Transcript of Fiscal 2009 Year End Earnings Call
This transcript has been edited for clarity.

Operator:

Good day ladies and gentlemen. Welcome to the China XD Plastics 4Q and Fiscal Year 2009 earnings conference call. My name is Nicole and I will be your operator for today. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. As a reminder this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today's call, Ed Job. Please, proceed.

Ed Job, Accounts Manager, CCG Investor Relations, Inc.:

Thank you, Nicole. Good morning and good evening to those of you joining us from China. Welcome to China XD Plastics’ 4QFY09 earnings conference call. With us today are Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics; Mr. Taylor Zhang, Chief Financial Officer; Mr. Qingwei Ma, Chief Operating Officer; and Mr. Junjie Ma, Chief Technology Officer.

Before I turn the call over to Mr. Han, I would like to remind our listeners that management’s prepared remarks during this call may contain forward-looking statements, which are subject to risks and uncertainties and management may make additional forward-looking statements in response to your questions.
The Company therefore claims the protection of the Safe Harbor for Forward-Looking Statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.
In addition, any projection as to the Company’s future performance represents management’s estimates as of today, April 15th, 2010. China XD Plastics assumes no obligation to update these projections in the future as market conditions change.
To supplement its financial results presented in accordance with US-GAAP management will make reference to certain non-GAAP financial measures which the Company believes provides meaningful additional information to understand its operating performance. A table reconciling non-GAAP measures to the nearest GAAP equivalent can be found on the earnings press release issued earlier today.

And now it is my pleasure to turn the call over to China XD Plastics Chairman and Chief Executive Officer, Mr. Jie Han. Mr. Han, you may proceed.

Jie Han, CEO of China XD Plastics Company Ltd.:

(speaking in foreign language)

We are very pleased to report another quarter of strong results to finish a year of many accomplishments for China XD Plastics. In addition to delivering record revenue, we also improved our operating margins, expanded our portfolio of OEM certified products, and continued to broaden our distribution network in China.

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

(speaking in foreign language)

In the 4Q, we were honored to list our shares in the NASDAQ Global Market. This is a very important milestone for our business as it broadens our investor base, raises our profile and strengthens our brand. Subsequent to listing, we closed a private placement transaction raising approximately $15.2 million in gross proceeds to finance our capacity expansion. We recently announced the completion of our capacity expansion from 70,000 tons to 100,000 tons, which we expect will provide us with a platform to continue our rapid growth into 2010.

(speaking in foreign language)

As we look to the future, we remain optimistic about the outlook for our business. We believe the macroeconomic trends remain favorable as rising personal incomes and favorable government policies continue to support rising demand for automobiles. In addition, we believe we enjoy sustainable competitive advantages. We are the largest Chinese manufacturer of modified plastics for automotive applications, and we hold the highest number of OEM product certifications of any Chinese player in the market that is 60% penetrated by imported materials. Our local presence allows us to offer more flexibility and faster service, which is greatly appreciated by our customers.

(speaking in foreign language)

Going forward, we will continue to execute on our strategy of investing in technology development to build our portfolio of OEM certified products as we gradually expand our capacity and our distribution network to meet the growing demand for modified plastics in China. We look forward to reporting on our progress at the end of each quarter and we welcome your questions at the end of this call.

Now that I have completed translating Mr. Han’s comments, I would like to turn the call over to Mr. Taylor Zhang, China XD Plastics’ Chief Financial Officer. Taylor, you may proceed.

Taylor Zhang, CFO of China XD Company Ltd.:

Thank you Mr. Han, and thank you Ed. As Mr. Han mentioned, 2009 was a year of many accomplishments for China XD Plastics. In addition to joining NASDAQ and closing a private placement to fund our growth, we also delivered revenue growth of 79% to US$135.7 million, expanded our operating margins to 13% from under 12%, increased the number of OEM product certifications to 145, up from 117 at the end of 2008, and expanded our distribution network in the north and east regions of China.

During 2009 total sales of vehicles in China were above 13.6 million, turning China into the world’s largest auto market. Passenger car sales were up 53% to 10.3 million, driven by Chinese consumers’ growing demand. As we look to the future, the outlook for the auto industry remains positive.

As many of you know, the Government has extended its stimulus policy for auto consumption into 2010, which we expect will support continued growth in demand for vehicles in China in the quarters ahead. Looking beyond the Government subsidies, the long-term growth potential of China’s auto industry continues to be substantial. Car ownership in China stood at 22 per 1,000 in 2008, compared to a global average of 120 per 1,000 in the rest of the world, and 600 per 1,000 in the United States in the same year.

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

In addition, the Chinese Government is investing heavily in upgrading and extending the highway network throughout the Country, especially in the rural areas, which we believe will support the growth in auto consumption for many years to come.

In addition to the expected rapid growth in demand for vehicles in China, we also expect to benefit from the increase in usage of plastic materials in the manufacture of vehicles in China. As we discussed in the past, approximately 100 kilograms of plastics are currently used per vehicle produced in China, compared to 150 kilograms in more developed markets, and we expect this gap to close as auto OEMs seek to reduce manufacturing costs and to increase fuel efficiency.

With this positive scenario as a backdrop, we have recently announced the expansion of our annual production capacity to 100,000 tons, up from 70,000 tons at the end of 2009, and we expect to continue the gradual capacity expansion to 300,000 tons in the quarters ahead.

Now that I provided some context on our industry and our plan to grow the business, I will move on to a detailed analysis of our financial results for the 4Q. But before I get into our financial results in more detail, I would like to note that during the routine course of our internal audit and review, we discovered an error in the recognition of stock options granted to the Company’s Chairman and CEO, Mr. Jie Han by a major shareholder of the Company.

The purpose of these options was to enable Mr. Han to re-acquire the legal ownership of the Company in compliance with PRC laws and regulations. In accordance with Accounting Standards Codification, also known as ASC Topic 718, we believe these options should have been accounted for under the Company’s financial statements as share-based compensation awarded to an employee by a related party.

As a result of the error, we restated our financial statements and recorded a non-cash charge of approximately US$5.5 million for 2008, and US$3.1 million for 2009. The structure is similar to share escrow arrangement between two shareholders. The option will be granted to Mr. Han when the Company achieves certain revenue targets. You can find additional detail about these restatements on the 8-K and 10-K forms filed with the SEC on April 14th, 2010, which can also be accessed from our investor relations website at http://www.chinaxd.net.

Moving on to our results for the 4Q09, our sales revenue increased 106.6% to a record of US$41.2 million, compared to US$20.0 million in the same period of 2008. The increase in revenue is primarily attributable to the increase in sales volume.

Gross profit was US$9.7 million, up 185.5% from US$3.4 million in the 4Q08. Gross margin was 23.6% compared to 17.1% in the same period last year and 23.3% in 3Q09. The year-over-year increase in gross margin was due to higher value mix associated with an increase in demand for luxury vehicles in recent months.

Selling expenses for the 4Q09 were US$0.2 million, compared to US$81,000 in the same period last year. As a percentage of revenue, selling expenses remained 0.4% of total revenue for the 4Q09 and 2008.

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

G&A expenses were US$2.4 million, up from US$0.6 million for the same period of last year. The year-over-year increase in G&A expenses was mainly due to the increase in stock-based compensation.

Research and Development expenses were US$0.5 million, or 1.1% of total revenue, compared to US$0.2 million, or 1.1% of total revenue, in the same period last year.  The increase in R&D expense was primarily due to our continued efforts to launch new products during the 4Q09.

Our operating income for the 4Q09 was US$6.7 million, compared to an operating profit of US$2.5 million in the same period a year ago. The year-over-year increase in operating income is primarily due to higher volumes and improved margins. Net interest expense in the 4Q09 was US$0.4 million, compared to US$0.2 million in the 4Q08. EBITDA for the 4Q09 was US$9 million, up from US$2.7 million in the 4Q08.

During the quarter, we recorded a non-cash charge of US$12.2 million to account for the change in fair value of derivative liabilities associated with our private placement transaction last December. This charge is related to the change in fair value of the embedded conversion feature of the series C preferred stock and warrants from the issue date at the beginning of December, to the end of the fiscal year on December 31st, 2009.

Our net loss in the 4Q09 was US$5.9 million, compared to income of US$2.2 million in the same period last year. In connection with the private placement of series C preferred stock in the 4Q09, we recorded a non-cash charge of US$13.9 million as deemed dividends.

As of the end of March, 2010, 90% of the preferred stocks have been converted into common stocks and we will not need to account for the change of fair value of the embedded conversion feature after the conversion. Our net loss attributable to common shareholders was US$19.8 million. Basic and fully diluted loss per share to common shareholders for the 4Q09 was US$0.50.

Adjusted net income available to common shareholders, excluding non-cash stock-based compensation and preferred dividend was US$8 million, or US$0.20 per basic and US$0.18 per fully-diluted share.

Now, turning to the balance sheet, as of December 31st, we had US$6.9 million in cash and cash equivalents, US$30.8 million in working capital and a current ratio of 2.2. Shareholder’s equity as of December 31st, 2009, stood at US$21.5 million compared to US$24.1 million at the end of 2008.

In summary, we are very pleased with our operating results in the 4Q and we remain excited with the opportunities ahead to participate in the growth of the auto industry in China.

Now, I would like to open the call to your questions. Operator?

Mickey Schleien, Ladenburg:

Good morning. My question relates to your average selling price per ton, it declined about 15% from the 3Q09 to the 4Q09 which was a pattern we also saw in 2008. Nevertheless, your gross margin in the 4Q of last year was similar to the 3Q of last year.

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

So could you explain what was going on in there and also what the outlook is for the average selling price given your increased capacity expectations and your targeted product mix?

Taylor Zhang:

Hi, Mickey. I will take your question. So, you are correct. Average selling price declined a little bit compared to 2008. The margin was improved due to the change of our product mix. So there are two aspects, one is more of our products as percentage are used in medium and luxury car models.

And number two, looking at the micro level, our products, for example the modified PP in 1Q08 accounted for about 90% of our total products, and modified PP as many of you know has a relatively lower margin compared to our high-end products.

And for this quarter, for the 4Q09, the modified PP decreased to about 72% and we have increased in the more products sold, for example, modified ABS, modified nylon, engineering plastics which all have relatively higher margin compared to modified PP.

Mickey Schleien:

Taylor, I am specifically looking at the trend from the 3Q09, in the ending of September, till the 4Q and according to my calculations there was a 15% decline in the ASP. So I understand 2008 and going into 2009, but in the 2H of last year, your ASP declined fairly sharply. Can you explain that to me?

Taylor Zhang:

OK. I think I can have our CEO to answer your question as well.

Mickey Schleien:

OK.

Taylor Zhang:

Bowen, would you mind translating to Chairman and to Mr. Ma?

Bowen Liu, Financial Analyst, CCG Investor Relations, Inc.:

Yes, sir, I will translate the information to Mr. Ma.

(speaking in foreign language)

Taylor Zhang:

OK. I am translating the answer from our COO, Mr. Ma. So, the reason for that is the raw material price in the 4Q09 was lower compared to the price in the 3Q09 and also on the product mix, comparing to 3Q the modified PP also accounts for a little bit more than that in 4Q. So the two factors combined attributed to the lower average selling price.

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

Mickey Schleien:

OK. And the outlook for 2010 in terms of prices?

Taylor Zhang:

Please let me translate your question

(speaking in foreign language)

Chairman Han just made additional comments. In addition, as a follow up to your previous question, as you know, now we have the stimulus plan in China by the Chinese Government and the sales of economy car models in recent months, especially for the rural area has been picked up.

And secondly, some of our products are exclusive to certain auto parts companies with the high demand for some specific parts even though they are lower price products, in consideration for the long-term relationship, we also make sure to have sufficient supply to them.

And lastly, the answer to your question for the outlook of 2010, as what we have been working is to increase our R&D developments in higher margin and hi-tech content products and we believe our efforts will be able to sustain the gross margin in 2010 and also with moderate improvements.

Mickey Schleien:

OK. Taylor, my last question is, what is the outlook for your capital investments in 2010?

Taylor Zhang:

OK. For 2010, because now we have the additional capacity of 30,000 tons already in production and from the working capital side, we still have additional credit balance from the banks. And for CAPEX, this is more spending to the years beyond of 2010, as we just said before, we are planning to eventually increase our capacity to 300,000 tons.

So, sometime in the middle or later this year, we will need to begin to either build our additional facility or do a substantial or meaningful acquisition so we can maintain our growth for the years beyond 2010. And so, the CAPEX, if we are going to build by ourselves this year, so the CAPEX for us to start is approximately about US$30 million.

And the source can be as follow, number one is the internal generated cash flow from our operations; the number two is a bank loan; and number three is the warrants we have issued the last year, if all the investors exercise them, we are going to have approximately gross proceeds of US$7 million. Does that answer your question?

Mickey Schleien:

Yes, I just want to confirm, the last year your CAPEX was about US$12 million I believe, did that include the CAPEX for the 30,000 ton expansion or is it going to be more in the 1Q10?

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

Taylor Zhang:

You mean last year we had a US$12 million CAPEX.

Mickey Schleien:

Yes, in other words, you recently increased your capacity by 30,000 tons, was that CAPEX spent in 2009 or will some of it show up in 1Q10?

Taylor Zhang:

That was all spent in 2009.

Mickey Schleien:

OK, I understood. Thanks, Taylor.

Amit Dayal, Rodman & Renshaw:

Thank you. Congrats Taylor and Mr. Han on the strong end of the year. In terms of your operating margins, can we expect, you know, like you commented on the R&D side, the expenses like grow up a little bit, but the SG&A and the other expenses, marketing etc, should we expect them to come in line with what we saw in 2009 or are you expecting any changes on that side?

Taylor Zhang:

Hi, Amit. I will take your question. For the operating margin, we expect to be at possibly the same level, excluding all non-cash charges and in R&D we may have a little bit increase, due to our efforts to launch new additional products, not only in auto applications but also in other hi-value added non-auto applications.

And the G&A if we exclude the non-cash charge, for example, the stock based compensation and the change in the fair value of financial derivatives, should also remain stable.

Amit Dayal:

Perfect. And just to go back to the ASP-related question that was just asked. So should we assume that any fluctuations on the cost side to you can be either passed onto the customers or either removed from the customer side, depending on how the prices are trending in the market?

Taylor Zhang:

OK. I will translate to our COO, Mr. Ma, and he will address your question.

(speaking in foreign language)

So the answer from Mr. Ma is that, based on our contract with our customers, when we have the price increase above 5%, so we will be able to pass on the increase to the customer based on the contract and also the pricing policy, specified in the contract. So we will be able to pass on the price fluctuation to the customers.

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

Amit Dayal:

OK. Perfect. And for tax rates, should we continue assuming like a pretty nominal rate or does that change in 2010?

Taylor Zhang:

OK. Let me translate your question.

(speaking in foreign language)

Amit, the answer from Mr. Ma is that the tax expenses in 2010 will be higher and also as a percentage, the tax rates will also be a little bit higher in 2010.

Amit Dayal:

OK. Can you give us a range?

Taylor Zhang:

OK.

(speaking in foreign language)

So, the tax rate at our operating subsidiary level would be approximately 7.5%.

Amit Dayal:

Perfect. I guess that is all I have, and my other questions were already asked, so I will step back in the queue. Thank you so much.

Eric Wold, Merriman Curhan Ford:

Hi, good evening and congratulations. Sure, a couple of questions, so, on the new capacity expansion to go to 100,000 tons. Could you give us a sense of where you are right now? Is that 100,000 tons fully up and running and fully operational and if so where are you in the capacity utilization of that and, you know, if you are not at full capacity or full utilization already when could you expect to achieve that?

Taylor Zhang:

OK, Eric, let me translate the question.

(speaking in foreign language)

Here is the answer. As you know, all the product lines were in place in our facility in December 2009. So currently, at end of our 1Q, all the additional lines are producing. At the end of 1Q, the capacity utilization is running at approximately 80%, at least 80%.

(speaking in foreign language)

OK. And Eric, Chairman Han also made additional comments, and first of all he is very happy and excited about this question, it is very interesting to him. So, he is very pleased to report that we are actually ahead of our schedule and most of the production line was producing in the 1Q.

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

And also he made a follow-up comment that is, as you know, our factory is running 24 hours, seven days a week, within in every month, we typically shutdown the production lines for five days each month for maintenance purpose. So, he is confident that we will be able to achieve at least 80% and also with some upside to 90% and the reason on that we cannot achieve 100% is, if we do that, it will hinder the production line equipments and will also introduced some problems for our future production. So, about 80% is the optimal level for us to operate.

Eric Wold:

Correct. I definitely understand that. So, two follow-up questions, one, I know you are not giving specific guidance on the 1Q, but kind of going back to the questions on ASP, is the ASP in 1Q more likely, closer to what you saw in 4Q or closer what you saw in 2Q and 3Q of last year?

Taylor Zhang:

OK. And your second question is?

Eric Wold:

Second question is in your guidance for 2010, of a US$170 million to US$200 million of revenue, what is the largest driver of that range? I mean it is a pretty big range, so what is the biggest variable? I am going to assume you are going be at relatively full capacity, 80% to 90%, for the entire year, given the demand in China and that is the biggest variable on that range, is it ASP or is there something else in there?

Taylor Zhang:

OK, I see. Let me translate your question.

(speaking in foreign language)

Mr. Han answered the questions and here are his answers. So, regarding to the ASP, in the 1Q, as we currently observed, the ASP has been increased slightly which is also in line with our expectation and also the industry trend.

And the second question is, the driver for the range of our revenue guidance is as follows. Now, we are clear about our capacity utilization so we can actually achieve 90% and there is enough strong demand for our products in 2010 so from 80% to 90%, which is a 10% difference and that is mostly the driver for the range of our revenue guidance of 2010.

(speaking in foreign language)

And also Eric, Jie Han has an additional comment on that, as we talked before, we have some amount of premixed raw material that we can produce easily without going through the extrusion process. So there is no occupation of the production lines. And these are outside of our capacity utilization for 2010.

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

Eric Wold:

OK. And just a follow up on that, how much of that was in 4Q in terms of the extra revenue or extra volume shift that does not go to the production line?

Taylor Zhang:

OK, now let me translate.

(speaking in foreign language)

Eric, our Chairman said that we can give you this specific after the call. But he believes it is around 7% of the total volume.

Eric Wold:

OK. And then, the very final question is a follow up, when you talk about 1Q ASP, you said that you increased slightly. I just want to get a sense because, is the increase probably from what period, from 4Q or for last year's 1Q?

Taylor Zhang:

From the 4Q.

Eric Wold:

From the 4Q. So is it likely to still be below where was it in 2Q and 3Q?

Taylor Zhang:

OK. Now let me translate your follow-up question.

(speaking in foreign language)

Eric, here is the answer from Chairman, Han. So, first of all, even though we have the additional capacity, we are actually still overwhelmed by the orders from our existing and new customers. So, we are in a scenario very similar in the past when we can cherry-pick, to some extent, we can cherry-pick the higher pricing, higher margin products, but we still want to maintain the customer relationship, especially for our long-term customers. So, we are we going to see a change of the product mix, mostly moving to the high margin direction in 1Q10.

Eric Wold:

OK, thank you, guys, again, and congratulations.

Phillip Leung, Oppenheimer:

Hi, Taylor, congratulations and good evening. I just wanted to ask, if you could give us a little bit of color on the Ninbo distribution agreement?

Taylor Zhang:

I beg your pardon, Philip, can you repeat the question?

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

Phillip Leung:

I just want to know if you could give some more color on the agreement that you signed on March 4th, the Ningbo Distributor supply agreement. I know you said you are going to expand into large volume deliveries so if you could just give us a little bit more color on that.

Taylor Zhang:

OK, sure. Let me translate the question.

(speaking in foreign language)

Our COO Mr. Ma just answered your question, I will do translation. So going forward, we will rely more on our distributor to market and sell our products. And in the past, we used to supply in small quantity to Eastern China region, because of the distance from our base to Eastern China.

Then, as we have a higher volume and a higher quantity sold in that region, the important role of the distributor becomes obvious. And so, we are going to utilize their relationship and also channels to sell our products, to expand ourselves in Eastern region and also help us make timely collection in the future.

Phillip Leung:

Thank you very much. All my questions have been answered. Thank you.

Ruifang Pang, Guerrilla Capital:

OK, my question is going through the guidance. I mean, it looks like, I mean, if you compare 2010 guidance with 2009, looks like the margin, the net margin is going down. So, is that due to the changes in product mix or is it because of the newly anticipated lower selling price? Just what are you finding about?

(speaking in foreign language)

OK. Can we talk a little later, then, I have another question to ask?

Taylor Zhang:

OK.

Operator:

We have no further questions at this time. I would now like to turn the call back over to management for any closing remarks.

Taylor Zhang:

On behalf of the China XD Plastics, we want to thank you for your interest and participation in this call. For those interested in meeting with management, please call Investor Relations at 646-701-7445. Again, thank you for your participation on the call. Operator?

Teleconference Transcript 4QFY09 Results China XD Plastics April 15th, 2010

Operator:

Thank you, sir. This concludes today's conference. You may now disconnect.

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